Exhibit 99.1

Investor Relations	Media Contacts:
Randy Scherago	Mark Brender
GeoEye	GeoEye
(703) 480-7529	(703) 480-9562
scherago.randy@geoeye.com	brender.mark@geoeye.com
GEOEYE REPORTS RECORD 2009 SECOND QUARTER RESULTS
DULLES, Va. (August 10, 2009) — GeoEye, Inc. (NASDAQ: GEOY), a premier provider of satellite, aerial and geospatial information, announced today results for its fiscal second quarter ended June 30, 2009.
SECOND QUARTER RESULTS
Total revenues were $72.7 million for the second quarter of 2009, a 112% increase from $34.2 million for the second quarter of 2008. Net income for the second quarter of 2009 was $9.6 million, or $0.46 per fully diluted share, compared to a net loss of $558,000, or ($0.03) per fully diluted share, for the second quarter of 2008.
Revenues related to contracts with the U.S. Government, the Company’s largest customer, were $47.5 million for the second quarter of 2009, representing 65.3% of total revenues for the period. Domestic revenues were $50.4 million for the second quarter of 2009, which were 69.4% of total revenues for the period. International revenues were $22.3 million for the second quarter of 2009, which were 30.6% of total revenues for the period. Domestic revenues increased 173.3% for the second quarter of 2009 compared to the same period in 2008, and international revenues increased 41.2% for the second quarter of 2009 compared to the same period in 2008.
Operating profit for the second quarter of 2009 increased $18.8 million from the second quarter of 2008 to $23.9 million. Operating margin was 32.8% for the second quarter of 2009 compared to 14.9% in the same period in 2008. Adjusted EBITDA, a non-GAAP measurement defined as net income before interest, taxes, depreciation, amortization, and non-cash recognition of stock compensation expense increased approximately $31.6 million to approximately $40.5 million for the second quarter of 2009 from $8.8 million the same period in 2008. Adjusted EBITDA margin was 55.6% for the second quarter of 2009 compared to 25.7% for the same period in 2008.
The Company ended the second quarter of 2009 with unrestricted cash and cash equivalents of $47.8 million, total assets of $785.3 million, and stockholders’ equity of $241.0 million and long-term debt of $247.9 million.
SIX MONTH RESULTS
Total revenues for the six months ended June 30, 2009 were $117.9 million, a 68.1% increase from $70.1 million in the six months ended June 30, 2008. The Company’s Adjusted EBITDA for the six month period ended June 30, 2009 was $51.0 million, an increase of 179.5% from the same period in 2008. Net income for the six months ended June 30, 2009 was $7.8 million, or $0.38 per fully diluted share, as compared to a loss of $1.4 million, or ($0.08) per fully diluted share, in the same period of 2008.

FISCAL YEAR 2009 FINANCIAL OUTLOOK
Matt O’Connell, Chief Executive Officer and President, commented, “We are very pleased with the strong year-over-year revenue growth and operating performance in the second quarter. The operating success and financial results of the second quarter are due in large part because we are finally reaping the benefits of GeoEye-1, the world’s best commercial imaging satellite.”
“The GeoEye-1 satellite, the world’s highest-resolution and highest-accuracy commercial imagery satellite, started commercial operations in February 2009. We achieved a significant ramp in revenues from our NGA contract in the second quarter, which was attributable to GeoEye-1’s operating capabilities. We are pleased with the strong fundamentals of our business, and we believe we are strategically positioned for further expansion in both the government and commercial markets. We believe our solid financial position and strong operating cash flow will allow us to continue to invest for future growth.”
“With the healthy mix of U.S. Government agency and commercial contracts, and the increasing growth of our international business, we believe we have strong visibility into the second half of 2009. GeoEye currently expects fiscal 2009 revenue to be between $270 million to $280 million, with adjusted EBITDA in the range of $125 million to $133 million, and EPS in a range of $1.10 per share to $1.37 per share. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.”
CONFERENCE CALL INFORMATION
GeoEye Inc. (NASDAQ:GEOY), will host a conference call for investors and analysts to discuss financial results for the second quarter ended June 30, 2009.
When: August 11, 2009 at 8:30 AM Eastern Time
To Participate: At least 10 minutes prior to the conference call, please dial (877) 675-4752 for USA domestic calls. For International calls please dial (719) 325-4906. Participants are encouraged to listen via web cast, which will be broadcast live at www.geoeye.com.
Replay: A replay of the teleconference will available starting at 10:30am ET, August 11, 2009 and will run until midnight ET on Wednesday, August 19. To access the replay, please dial (888)-203-1112, access code 5602409.

Selected financial results for the Company are as follows (dollars in thousands, except earnings per share):
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	6/30/09	6/30/08	Change
Revenues	$72,701	$34,219	$38,482

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	22,808	17,319	5,489
Depreciation and amortization	15,936	3,196	12,740
Selling, general and administrative	10,098	8,605	1,493
Inventory impairment and satellite impairment settlement	—	(9)	9

Total operating expenses	48,842	29,111	19,731

Income from operations	23,859	5,108	18,751
Interest expense, net	8,618	2,030	6,588

Income before provision for income taxes	15,241	3,078	12,163
Provision for income taxes	5,689	3,636	2,053

Net income (loss)	$9,552	$(558)	$10,110

Earnings (loss) per share basic	$0.52	$(0.03)	$0.55

Earnings (loss) per share diluted	$0.46	$(0.03)	$0.49

	Six Months Ended
	6/30/09	6/30/08	Change
Revenues	$117,912	$70,131	$47,781

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	46,400	35,219	11,181
Depreciation and amortization	24,396	6,469	17,927
Selling, general and administrative	21,552	16,570	4,982
Inventory impairment and satellite impairment settlement	—	1,141	(1,141)

Total operating expenses	92,348	59,399	32,949

Income from operations	25,564	10,732	14,832
Interest expense, net	14,180	5,758	8,422

Income before provision for income taxes	11,384	4,974	6,410
Provision for income taxes	3,569	6,350	(2,781)

Net income (loss)	$7,815	$(1,376)	$9,191

Earnings (loss) per share basic	$0.42	$(0.08)	$0.50

Earnings (loss) per share diluted	$0.38	$(0.08)	$0.46

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	For the Three Months		For the Six Months Ended
	Ended June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net income (loss)	$9,552	$(558)	$7,815	$(1,376)
Adjustments:
Interest expense, net	8,618	2,030	14,180	5,758
Provision for income taxes	5,689	3,636	3,569	6,350
Depreciation and amortization	15,936	3,196	24,396	6,469
Non-cash stock-based compensation expense	657	501	1,029	1,043

Adjusted EBITDA	$40,452	$8,805	$50,989	$18,244

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008	Change
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,755	$106,733	$(58,978)
Short-term investments	—	3,813	(3,813)
allowances: 2009 - $1,048; 2008 - $738)	52,996	26,851	26,145
Income tax receivable	16,050	20,142	(4,092)
Restricted cash	4,473	—	4,473
Other current assets	15,293	34,325	(19,032)

Total current assets	136,567	191,864	(55,297)
Property, plant and equipment, net	25,956	22,748	3,208
Satellites and related ground systems, net	517,648	488,145	29,503
Goodwill	34,264	34,264	—
Intangible assets, net	13,006	14,335	(1,329)
Restricted cash	15,628	—	15,628
Other non-current assets	11,974	12,978	(1,004)
Deferred tax asset	30,271	30,271	—

Total assets	$785,314	$794,605	$(9,291)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,962	$69,763	$(27,801)
Current portion of deferred revenue	56,264	40,629	15,635
Current deferred tax liability	5,594	5,594	—

Total current liabilities	103,820	115,986	(12,166)
Long-term debt	247,859	247,502	357
Long-term deferred revenue, net of current portion	191,959	199,317	(7,358)
Non-current income tax reserve	688	1,396	(708)

Total liabilities	544,326	564,201	(19,875)

Commitments and contingencies	—	—	—
Stockholders’ equity:			—
Preferred stock	—	—	—
Common stock	186	184	2
Additional paid-in capital	213,280	210,513	2,767
Retained earnings	27,522	19,707	7,815

Total stockholders’ equity	240,988	230,404	10,584

Total liabilities and stockholders’ equity	$785,314	$794,605	$(9,291)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009	2008	Change
Net cash (used in) provided by operating activities	$(11,301)	$36,027	$(47,328)
Net cash used in investing activities	(49,525)	(46,179)	(3,346)
Net cash provided by financing activities	1,848	1,075	773
Net decrease in cash and cash equivalents	(58,978)	(9,077)	(49,901)
Cash and cash equivalents, beginning of period	106,733	226,761	(120,028)

Cash and cash equivalents, end of period	$47,755	$217,684	$(169,929)

ABOUT GEOEYE
GeoEye is an international technology company serving government and commercial markets. The company is recognized as one of the geospatial industry’s imagery experts, delivering exceptional quality imagery products and solutions to customers around the world. Headquartered in Dulles, Virginia, the company has 534 employees, as of June 30, 2009, dedicated to developing best-in-class geospatial, communications and information products, systems, and services. The Company provides support to academic institutions and non-governmental organizations through the GeoEye Foundation (http://www.geoeyefoundation.org). GeoEye is a public company listed on the NASDAQ stock exchange under the symbol GEOY. Additional information about GeoEye, Inc. is available at www.geoeye.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk factors” included in our

Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on April 2, 2009, and our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and June 30, 2009, which we filed with the SEC on May 12, 2009 and August 10, 2009, respectively. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, http://www.sec.gov/, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.
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